Exhibit 99.3

ARM HOLDINGS PLC

RULES OF THE ARM HOLDINGS PLC SHAREMATCH PLAN
Directors’ Adoption:	2 March 2016
Shareholders’ Approval:	28 April 2016
Expiry Date:	28 April 2026

Contents

1. Meaning of words used	1
2. Administration of the Plan	7
3. Eligibility	8
4. Invitations	8
5. Contributions	10
6. Withdrawal from Plan during Purchase Period	10
7. Grant of Awards	10
8. Plan Limits	12
9. Scaling Back	13
10. Rights of Participants	13
11. Exercise of Purchased Awards and Release of Reinvested Purchased Shares	14
12. Satisfaction of Purchased Awards and Release of Reinvested Purchased Shares	14
13. Vesting and Exercise of Matching Awards	15
14. Satisfaction of Matching Awards	16
15. Alternative satisfaction of Awards	17
16. Tax Withholding and Tax Liability	18
17. Issues or Transfers of Shares	19
18. Lapse or Release	20
19. Application of Monies	20
20. Cessation of Employment	20
21. Corporate Events	22
22. Variation of Share Capital	26
23. Amendments	27
24. Relationship with Contract of Employment	27
25. Data Protection	28
26. Notices	29
27. Stamp Duty	30
28. Currency Conversion and Transfer	30

ARM Holdings plc – Rules – Sharematch Plan

(i)

Contents

29. Third Party Rights	30
30. Provisions of the Plan	30
31. Termination of the Plan	31
32. Governing Law and Jurisdiction	31

ARM Holdings plc – Rules – Sharematch Plan

(ii)

ARM Holdings plc Sharematch Plan Rules

1.	Meaning of words used

1.1	In these Rules:

“Acquiring Company” means a person who obtains or has obtained Control of the Company;

“Actual Contributions” means, in relation to a Participant at the relevant point in time, the actual aggregate amount of his Salary Deductions accumulated over the Purchase Period to that point or the actual amount of deduction from his Bonus over the Purchase Period to that point;

“ADR” means an American Depositary Receipt representing Shares;

“Application” means an application to participate in the Plan made in accordance with Rule 4.4;

“Award” means a Purchased Award and/or a Matching Award (as appropriate in the context);

“Board of Directors” means the Board of Directors of the Company (or a duly authorised committee);

“Bonus” means the amount of any cash bonus payable to an Eligible Employee or a Participant on a gross or net basis (as determined by the Committee);

“Cash Equivalent” means:

(i)	in relation to a Purchased Award, the amount, if any, by which the Market Value on the date of exercise exceeds the Purchase Price; or

(ii)	in relation to a Matching Award, an amount equal to the Market Value on the date of Vesting or, in relation to an Option, the date of exercise;

“Code” means the US Internal Revenue Code of 1986, as amended;

“Committee” means:

(i)	in the case of Senior Employees, the Remuneration Committee of the Board of Directors, or a sub-committee of it; and

(ii)	in any other case, the committee as described at (i) above or the Share Schemes Committee of the Board of Directors, or another committee or body authorised to operate the Plan;

“Company” means ARM Holdings plc, registered in England and Wales under number 2548782;

“Conditional Share Award” means a conditional right to acquire Shares granted under the Plan;

“Contribution” means, in relation to a Participant, either:

(i)	the aggregate amount of his Salary Deductions that will be made over the Purchase

ARM Holdings plc – Rules – Sharematch Plan

Period;

(ii)	the deduction from his Bonus that will be made over the Purchase Period; or

(iii)	the Reinvested Purchased Share Amount;

“Control” means the power of a person to secure, by means of the holding of shares or the possession of voting power or by virtue of any powers conferred by any articles of association or other document, that the affairs of a body corporate are conducted in accordance with the wishes of that person;

“Date of Grant” means the date on which an Award is granted to an Eligible Employee;

“Dealing Day” means any business day on which the London Stock Exchange (or, if relevant and if the Committee so determines, any stock exchange nominated by the Committee on which the Shares or ADRs, as appropriate, are traded) is open for trading;

“Eligible Employees” means those Employees who meet the requirements set out in Rule 3.1 and who are not excluded from participating in the Plan by virtue of Rule 3.2;

“Employee” means any employee of any Participating Company or any executive director of the Company;

“Employer NIC” means any UK secondary class 1 (employer) National Insurance contributions that any Group Company is liable to pay, reasonably believes it is liable to pay, or which it would be liable to pay in the absence of the election referred to in Rule 7.5.2, in respect of an Award (including the grant, Vesting, exercise, assignment or release of the Award or the acquisition of Shares or of any interest in Shares) or otherwise in connection with a Participant’s participation in the Plan, and which may be lawfully recovered from the Participant;

“Exchange Rate” means the exchange rate designated by the Committee from time to time for the purpose of converting local currency into British pounds or British pounds into local currency, as appropriate;

“Exercise Period” means the period starting on the date of Vesting and ending on the seventh anniversary of the Date of Grant, or such other shorter period as is specified by the Committee at the Date of Grant;

“Grant Period” means the period of forty-two days commencing on:

(i)	the day on which the Plan is approved by the Company’s shareholders;

(ii)	the day on which the results of the Company are announced for any period;

(iii)	a day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards;

(iv)	any day on which changes to the law affecting Awards are announced, effected or made; or

(v)	the lifting of restrictions imposed by statute, order, regulation, government directive or the Model Code, which prevented the grant of Awards during the periods specified above;

ARM Holdings plc – Rules – Sharematch Plan

“Gross Salary” means gross basic pay excluding overtime, commissions, incentive or bonus awards, company pension contributions, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains from share options or awards and similar items payable to that person by any member of the Group;

“Group” means the Company and any Subsidiary, and the expression “Group Company” shall be construed accordingly;

“Holding Period” means the period of one year from the end of the Purchase Period;

“IA” means the Investment Association (an organisation which represents UK investment managers);

“Invitation” means an invitation made by the Company under Rule 4.1, in accordance with Rule 4.3;

“Leave” means, in relation to a Participant, ceasing to be an employee or director within the Group which, for these purposes, means when he no longer holds any employment or office with any member of the Group, and the expression “Leaving” shall be construed accordingly;

“Invitation Date” means the date an Invitation is made;

“Letter of Grant” means a letter or other communication evidencing participation in the Plan, in such form as prescribed by the Company from time to time;

“Market Value” means:

(i)	an amount equal to the closing middle market quotation of a Share as derived from the Daily Official List of the London Stock Exchange plc for the preceding Dealing Day or, where relevant, an amount equal to the closing price of an ADR quoted on the NASDAQ stock exchange for the preceding Dealing Day; or

(ii)	if the Committee so determines, an amount equal to the average closing middle market quotation of a Share as derived from the Daily Official List of the London Stock Exchange plc for a specified number (not to exceed five) of preceding Dealing Days or, where relevant, an amount equal to the average closing price of an ADR quoted on the NASDAQ stock exchange for a specified number (not to exceed five) of preceding Dealing Days; or

(iii)	if the Shares or ADRs, as appropriate, are not traded on such exchange, the market value of a Share or ADR, as appropriate, as determined in good faith by the Committee;

“Matched Shares” means Shares (or notional Shares, where relevant) acquired or to be acquired (as appropriate in the context) by a Participant pursuant to a Matching Award;

“Matching Award” means a right to acquire Matched Shares under the Plan which may be in the form of an Option, a Conditional Share Award or a Phantom Matching Award;

“Matching Ratio” means the ratio applied in order to calculate the number of Matched Shares subject to a Matching Award, which shall be determined by the Committee up to a maximum ratio of one (1) Matched Share to one (1) Purchased Share or Reinvested Purchased Share, as appropriate;

ARM Holdings plc – Rules – Sharematch Plan

“Model Code” means the Model Code for transactions in securities issued from time to time by the Financial Conduct Authority and any other applicable rules, statutory requirements or guidance as may from time to time be in force governing transactions in securities and/or any code adopted by the Board of Directors in addition or replacement;

“Net Salary” means Gross Salary after taxes and social security contributions (and other similar charges) wherever arising;

“New Award” means an award over shares (including notional shares) in an Acquiring Company (or another body corporate determined by the Acquiring Company), granted in consideration for the release of a subsisting Award, which:

(i)	is equivalent in all material respects with the corresponding released Award (as determined by the Committee);

(ii)	is treated as having been acquired at the same time as the corresponding released Award; and

(iii)	is governed by the Plan as if references to Shares were references to the shares over which the New Award is granted and, except in relation to the definition of “Committee” for the purposes of Rules 21.1, 21.7.8 and this definition of “New Award”, references to the Company were references to the Acquiring Company (or the body corporate determined by the Acquiring Company, as appropriate);

“New Reinvested Purchased Shares” means shares (or American Depositary Receipts, where relevant) in an Acquiring Company (or another body corporate determined by the Acquiring Company) that a Participant acquires in exchange for his Reinvested Purchased Shares which:

(i)	are equivalent in all material respects with the corresponding Reinvested Purchased Shares which he has exchanged (as determined by the Committee);

(ii)	are treated for the purposes of this Plan, as having been reinvested in the Plan at the same time as the corresponding Reinvested Purchased Shares which he has exchanged; and

(iii)	will be governed by the Plan as if references to Shares (or ADRs, where relevant) were references to the shares (or American Depositary Receipts, where relevant) he acquired in exchange for his Reinvested Purchased Shares and, except in relation to the definition of “Committee” for the purposes of Rules 21.1, 21.5 and 21.7.8 and this definition of “New Reinvested Purchased Shares”, references to the Company were references to the Acquiring Company (or the body corporate determined by the Acquiring Company, as appropriate);

“Option” means a right to acquire Shares on exercise under the Plan;

“Other Plan” means any plan (other than this Plan) which provides for the subscription of Shares by or on behalf of employees of the Group;

“Participating Companies” means all Group Companies, unless the Board of Directors or the Committee determines on any occasion prior to the Invitation Date, that one or more specified Group Companies shall not be considered to be “Participating Companies” on that occasion;

ARM Holdings plc – Rules – Sharematch Plan

“Participant” means a person to whom a Purchased Award has been granted or in respect of whom an Application to reinvest Reinvested Purchased Shares has been accepted and to whom a Matching Award has been granted or, if that person has died and where the context requires, his Personal Representative;

“Personal Representative” means, in relation to a Participant, the person or persons appointed to administer the Participant’s estate, or any equivalent under applicable law, who have provided to the Company evidence of their appointment as such;

“Phantom Matching Award” means a conditional right to receive, under the Plan, a cash sum equal to the Market Value on the date of Vesting multiplied by a number of notional Shares subject to the Phantom Matching Award;

“Phantom Purchased Award” means a right to receive on exercise under the Plan:

(i)	a cash sum equal to the difference between the Purchase Price and the Market Value at that time of a number of notional Shares; and

(ii)	a refund of his Actual Contributions;

“Plan” means the ARM Holdings plc Sharematch Plan as set out in these Rules (including any schedules) as amended from time to time;

“Purchased Award” means a right to acquire Purchased Shares under the Plan which may be in the form of an Option or a Phantom Purchased Award;

“Purchased Shares” means Shares (including notional Shares, where relevant) acquired or to be acquired (as appropriate in the context) on a Participant’s behalf pursuant to a Purchased Award;

“Purchase Period” means such period as the Committee shall determine over which a Participant agrees to make a Contribution pursuant to the Plan;

“Purchase Price” means, at the discretion of the Committee, a price payable per Purchased Share which shall be not less than:

(i)	the Market Value at the Invitation Date PROVIDED THAT such date falls within a Grant Period; or

(ii)	the Market Value at the Date of Grant,

expressed in Pounds Sterling and US Dollars, where relevant, and which may also be expressed in one or more other currencies (using the Exchange Rate in effect at the time the price is set) PROVIDED THAT the price payable per Purchased Share is not less than the nominal value of a Share in the case of a Purchased Award to subscribe unless (and to the extent that) the Board of Directors gives an Undertaking;

“Reinvested Purchased Share Amount” means the aggregate value of the Shares (or ADRs, where relevant) an Eligible Employee agrees to or will (as appropriate in the context) contribute to the Plan in the form of Reinvested Purchased Shares;

ARM Holdings plc – Rules – Sharematch Plan

“Reinvested Purchased Shares” means Purchased Shares acquired on a previous occasion (including Purchased Shares converted into and held as ADRs but not including notional Shares) that are reinvested or to be reinvested (as appropriate in the context) in the Plan and retained by the Participant (or a nominee on the Participant’s behalf) for the Purchase Period PROVIDED THAT such Purchased Shares acquired on a previous occasion are no longer Retained Purchased Shares or will no longer be Retained Purchased Shares at the Date of Grant;

“Release” means Reinvested Purchased Shares no longer being held as Reinvested Purchased Shares in the Plan and, where such Reinvested Purchased Shares are required to be held in the name of a nominee pursuant to Rule 7.8, such Reinvested Purchased Shares no longer being required to be so held, and the expression “Released” shall be construed accordingly;

“Retained Purchased Shares” means, in relation to a Participant, either:

(i)	at least fifty percent (50%) of his Purchased Shares (including Purchased Shares converted into and held as ADRs) acquired following exercise of his Purchased Award; and/or

(ii)	at least fifty percent (50%) of the cash amount paid following exercise of his Purchased Award; or

(iii)	at least fifty percent (50%) of his Reinvested Purchased Shares that have been Released on that occasion;

“Salary Deductions” means monies deducted or to be deducted (as appropriate in the context) from a Participant’s Gross Salary or Net Salary (as determined by the Committee) each pay period over the Purchase Period for the acquisition of Purchased Shares;

“Senior Employee” means any executive director of a Group Company, or a senior employee of the Group who is not a director but who is, in the opinion of the Committee, closely involved in the management and administration of the Group as a whole;

“Service Requirement” means any period of employment within the Group as the Committee in its absolute discretion may determine is required and, unless otherwise determined, no such period of employment shall be required;

“Share” means an ordinary share in the capital of the Company;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of section 1159 of the UK Companies Act 2006;

“Tax Liability” means a liability of any Group Company (or former Group Company) to account for any taxes, duties, levies, social security contributions (which shall, to the extent provided for pursuant to Rule 7.5, include Employer NIC) or other amounts (wherever arising) in respect of an Award (including the grant, Vesting, exercise, assignment or release of the Award or the acquisition of Shares or of any interest in Shares or the payment of any cash amounts in connection with the Plan) or otherwise in connection with a Participant’s participation in the Plan (including the payment of any Actual Contributions to the Participant). References to social

ARM Holdings plc – Rules – Sharematch Plan

security contributions include anything which, in the opinion of the Company, is reasonably comparable to social security contributions;

“Treasury Shares” means Shares in the Company as referred to in section 724 of the UK Companies Act 2006;

“UK” means the United Kingdom;

“Undertaking” means, in relation to a Purchased Award to subscribe, an undertaking that upon the exercise of such Purchased Award, arrangements will be made for the capitalisation of undistributed profits or reserves of the Company equal to the amount by which the aggregate Purchase Price is less than the aggregate nominal value of the Shares to be issued upon such exercise;

“US” means the United States of America;

“Vesting” means a Participant becoming unconditionally entitled to:

(i)	in respect of an Option, exercise the Option;

(ii)	in respect of a Conditional Share Award, acquire Shares subject to the Award; and

(iii)	in respect of a Phantom Matching Award, receive the cash due pursuant to the Award,

and the expressions “Vest” and “Vested” shall be construed accordingly; and

“Vesting Date” means the date specified in the Letter of Grant as being the date when a Matching Award, or a tranche of it, will Vest.

1.2	In these Rules, except insofar as the context otherwise requires:

1.2.1	words denoting the singular shall include the plural and vice versa;

1.2.2	words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

1.2.3	references to any enactment or statutory requirement shall be construed as a reference to that enactment or requirement as from time to time amended, modified, extended or re-enacted and shall include any orders, regulations, instruments or other sub-ordinate legislation made under it; and

1.2.4	headings are provided for reference only and shall not be considered as part of the Plan.

2.	Administration of the Plan

2.1	The Plan shall be administered by the Committee. The Committee has authority to make rules and regulations for the administration of the Plan.

2.2	If any question or dispute arises as to the interpretation of the Plan or any rules, regulations or procedures relating to it, the decision of the Committee shall be final and conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, including any Award or any Reinvested Purchased Shares.

ARM Holdings plc – Rules – Sharematch Plan

2.3	The cost of establishing and operating the Plan shall be borne by the Company and/or any Group Companies which employ the Participants in such proportions as the Committee shall determine.

3.	Eligibility

3.1	Subject to Rule 3.2, the Committee may, from time to time, determine that all Employees may be invited to participate in the Plan, PROVIDED THAT such Employees:

3.1.1	remain Employees at the Date of Grant;

3.1.2	are not under notice of termination of employment whether given or received at that time; and

3.1.3	have completed any Service Requirement.

3.2	The Committee may determine on any occasion that Employees in and/or with links to one or more jurisdictions will not be invited to participate in the Plan on that occasion.

4.	Invitations

4.1	Following a determination by the Committee pursuant to Rule 3.1, the Company will invite all Eligible Employees to participate in the Plan and each Eligible Employee who wishes to participate shall complete and return an Application to the Company (or such other person as the Company shall determine) in such form and within such period as the Company may determine.

4.2	The Committee shall determine, in relation to each Invitation, the methods by which Eligible Employees shall be invited to participate in the Plan, which may include:

4.2.1	Salary Deductions;

4.2.2	deductions being made from a Participant’s Bonus paid during the Purchase Period; and/or

4.2.3	Eligible Employees applying for Shares (or ADRs, as appropriate) to become Reinvested Purchased Shares.

4.3	An Invitation shall specify:

4.3.1	the method(s) by which Eligible Employees shall be invited to participate in the Plan;

4.3.2	the Purchase Price (or the method by which it will be determined);

4.3.3	the limit on the Contribution that can be made;

4.3.4	whether Rule 9 may apply and, if so, the circumstances in which it will apply;

4.3.5	the Matching Ratio; and

4.3.6	the process, form and timescale for returning the Application.

4.4	An Application shall:

ARM Holdings plc – Rules – Sharematch Plan

4.4.1	where Purchased Shares are to be acquired by Salary Deductions:

(i)        confirm that the Eligible Employee agrees to the Salary Deductions being made;

(ii)       specify the amount of the Salary Deduction to be taken each pay period;

(iii)       authorise the acquisition of Purchased Shares on the Eligible Employee’s behalf in accordance with the terms of the Plan; and

(iv)       specify the exact name in which Shares acquired on the Eligible Employee’s behalf are to be registered;

4.4.2	Where Purchased Shares are to be acquired by deduction from a Bonus:

(i)        confirm that the Eligible Employee agrees to the deduction from the Bonus being made;

(ii)       specify the amount of deduction to be taken, which may be expressed as a figure, proportion or percentage;

(iii)      authorise the acquisition of Purchased Shares on the Eligible Employee’s behalf in accordance with the terms of the Plan; and

(iv)      specify the exact name in which Shares acquired on the Eligible Employee’s behalf are to be registered; or

4.4.3	Where Shares (or ADRs, as appropriate) are to become Reinvested Purchased Shares:

(i)       confirm that the Eligible Employee applies to participate in the Plan by retaining Reinvested Purchased Shares;

(ii)      specify the Reinvested Purchased Share Amount; and

(iii)     confirm that the Eligible Employee agrees to provide such proof of continued ownership of any Reinvested Purchased Shares over and at the end of the Purchase Period as the Company shall at any time request;

4.4.4	Confirm that the Eligible Employee agrees to retain his Reinvested Purchased Shares and Retained Purchased Shares in such manner as the Committee may determine; and

4.4.5	Include confirmation from the Eligible Employee that he agrees to be bound by the terms and conditions set out in the Plan.

4.5	If, in any of his pay periods, a Participant’s Gross Salary or Net Salary (as appropriate) is insufficient to allow for the deduction in full of his Salary Deduction (in consequence of absence from work on parental or other temporary leave), the Committee may allow the Participant to make other arrangements (as agreed by the Committee) for paying the full amount required for that pay period and, in those cases, references in the Plan to “Salary Deductions” shall be read and construed accordingly. This Rule shall be applied by the Committee in a manner that is fair and reasonable.

ARM Holdings plc – Rules – Sharematch Plan

5.	Contributions

5.1	An Eligible Employee may authorise his Contribution in relation to any Invitation up to a maximum value of:

5.1.1	ten percent (10%) (or such lower percentage figure as may be specified by the Committee in relation to an Invitation) of his Gross Salary for the pay period applicable to him at the date of Invitation; multiplied by

5.1.2	the number of his pay periods in the Purchase Period,

as determined by the Committee.

5.2	No interest will accrue or be paid on any Contribution.

5.3	Unless the Committee determines otherwise (in which case the limit in Rule 5.1 must not be exceeded), Participants may not make additional payments in connection with the Plan during or at the end of a Purchase Period.

5.4	Subject to Rule 5.3, a Participant may not increase his Contribution during a Purchase Period.

5.5	A Participant may not decrease his Contribution during a Purchase Period but may withdraw from the Plan under Rule 6.

6.	Withdrawal from Plan during Purchase Period

6.1	A Participant may withdraw from participation in the Plan by delivering a notice of withdrawal (in such form and to such person as the Company shall determine) during the Purchase Period.

6.2	A Participant’s Awards will lapse, and Reinvested Purchased Shares will be Released, as appropriate, on the date the notice is received and any Salary Deductions or deductions from Bonus will cease as soon as practicable.

6.3	Following a Participant’s withdrawal, the Company or another Group Company will refund to him any Actual Contributions then held by the Company or another Group Company, without interest, as soon as practicable.

6.4	Partial withdrawals are not permitted.

6.5	Once a notice of withdrawal has become effective, the Participant may not begin participation in the Plan again during the remainder of the Purchase Period.

6.6	Any notice of withdrawal received within the period of one month before the end of the Purchase Period will not be effective.

7.	Grant of Awards

7.1	Subject to Rule 7.2 and to the limit in Rule 8, the Company will grant to each Eligible Employee who has submitted a valid Application:

ARM Holdings plc – Rules – Sharematch Plan

7.1.1	a Purchased Award to acquire, on the last day of the Purchase Period (or earlier in accordance with the Rules of this Plan), such maximum number of Purchased Shares as could be acquired at the Purchase Price using the Eligible Employee’s Contribution (converted using the Exchange Rate in effect at that time, if relevant); and

7.1.2	a Matching Award over such maximum number of Matched Shares as is determined by applying the Matching Ratio.

7.2	Where one or more Eligible Employees have submitted valid Applications in respect of Reinvested Purchased Shares, the Company will, in respect of each such Eligible Employee:

7.2.1	accept that Application;

7.2.2	calculate the number of Reinvested Purchased Shares to be reinvested in the Plan by him by dividing the Reinvested Purchased Share Amount by the Purchase Price; and

7.2.3	subject to the limit in Rule 8, grant a Matching Award over such maximum number of Matched Shares as is determined by applying the Matching Ratio.

7.3	Awards shall be granted, and Applications in respect of Reinvested Purchased Shares shall be accepted, by the Company during a Grant Period, by resolution, deed or in such other manner as shall be considered appropriate in order to effect such grant and/or acceptance.

7.4	A Letter of Grant shall be despatched as soon as practicable after the Date of Grant to each Participant, and must specify:

7.4.1	the Date of Grant;

7.4.2	the form of Purchased Award, where relevant;

7.4.3	the Salary Deductions or amount of Bonus to be deducted over the Purchase Period, where relevant;

7.4.4	the maximum number of Purchased Shares subject to the Purchased Award, where relevant;

7.4.5	the number of Shares (or ADRs, as appropriate) to be Reinvested Purchased Shares on that occasion, where relevant;

7.4.6	the Purchase Price;

7.4.7	the Purchase Period;

7.4.8	the form of Matching Award;

7.4.9	the maximum number of Matched Shares subject to the Matching Award;

7.4.10	the Exercise Period, where relevant;

7.4.11	whether the Matching Award will Vest in one (1) or two (2) tranches;

7.4.12	the Vesting Date(s);

ARM Holdings plc – Rules – Sharematch Plan

7.4.13	if the Matching Award is to Vest in two (2) tranches, the proportion of the Award that will Vest in each tranche;

7.4.14	if Rules 7.5.1 or 7.5.2 apply to an Award, confirmation that one or both of these Rules apply;

7.4.15	in the case of Reinvested Purchased Shares, whether the Participant will be required to transfer the legal title to the Reinvested Purchased Shares to a nominee; and

7.4.16	any other terms or conditions of the Award.

7.5	In respect of Awards (other than Phantom Purchased Awards and Phantom Matching Awards) granted to Participants who are or may be subject to a Tax Liability arising in the UK, such Awards may be granted subject to a condition that the Participant is required to:

7.5.1	agree to bear the cost of all or part of any Employer NIC which arises in respect of an Award; and/or

7.5.2	elect, using a form approved by HM Revenue & Customs, that the whole or any part of the liability for Employer NIC shall be transferred to the Participant.

7.6	Where an Award is granted subject to Rule 7.5.2 and, at the date of Vesting or exercise, no valid election to transfer the liability for Employer NIC is in place, that Award shall be deemed to have been granted subject to Rule 7.5.1.

7.7	An Eligible Employee is not required to pay for the grant of any Award.

7.8	In the case of Reinvested Purchased Shares:

7.8.1	the Participant shall provide such proof of continued ownership of the Reinvested Purchased Shares over and at the end of the Purchase Period as the Company shall at any time request; and

7.8.2	if the Committee so determines, the Participant shall register, transfer or hold, as appropriate, the Reinvested Purchased Shares in or into the name of a nominee and the Participant shall take such action as is necessary to effect this and give such information and documentation as may be required by the Company in order to evidence it.

7.9	By participating in the Plan, a Participant agrees to be bound by the terms and conditions set out in the Rules of the Plan and his Letter of Grant.

8.	Plan Limits

Awards may be granted pursuant to this Plan provided that such Awards shall be limited and take effect so that the grant does not result in the aggregate of:

8.1	the number of Shares which remain issuable (and when it is a best practice requirement of the IA, the number of Treasury Shares that remain reissuable) pursuant to subsisting Awards granted under the Plan within the preceding five years;

ARM Holdings plc – Rules – Sharematch Plan

8.2	the number of Shares which have been issued (and when it is a best practice requirement of the IA, the number of Treasury Shares that have been reissued) pursuant to Awards granted under the Plan within the preceding five years; and

8.3	the number of Shares which have been issued (and when it is a best practice requirement of the IA, the number of Treasury Shares that have been reissued) or which remain issuable or reissuable accordingly (as the case may be) pursuant to rights granted under any Other Plan within the preceding five years, exceeding ten percent (10%) of the Shares in issue on the last Dealing Day before the Date of Grant. The Committee may adjust the aggregate number of Shares in each case to reflect any subsequent variation of Share capital in such manner as it considers is fair and reasonable in its discretion. For the purposes of this Rule 8, any Shares issued to a trustee in connection with specific Awards granted under the Plan shall count as Shares issued pursuant to Awards granted under the Plan.

9.	Scaling Back

9.1	Prior to issuing an Invitation, the Committee may determine that a maximum number of Shares will be available to satisfy Purchased Awards (and/or be reinvested in the Plan as Reinvested Purchased Shares), in relation to that Invitation.

9.2	If the total number of Shares that would otherwise be acquired pursuant to Purchased Awards (and/or reinvested in the Plan as Reinvested Purchased Shares, if relevant) would exceed the maximum number of Shares set by the Committee in accordance with Rule 9.1, the Shares then available shall be apportioned among Participants as determined by the Committee to be fair and reasonable in its opinion.

9.3	The Committee may determine that ADRs invested in the Plan as Reinvested Purchased Shares shall count towards the limit in Rule 9.1, in which case Rule 9.2 shall be interpreted and applied by the Committee accordingly.

10.	Rights of Participants

10.1	Other than in respect of Reinvested Purchased Shares, Participants shall not be entitled to:

10.1.1	receive copies of accounts, circulars or notices sent to holders of Shares;

10.1.2	exercise voting rights; or

10.1.3	receive dividends,

until after the date of Vesting and/or exercise, as appropriate, and the issue or transfer of Shares to such Participants in accordance with this Plan.

10.2	The granting of an Award shall not constitute such Participant a shareholder of any Shares subject to that Award until such Shares have been issued or transferred to him.

10.3	Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution and are exercisable only by the Participant.

ARM Holdings plc – Rules – Sharematch Plan

10.4	An Award shall lapse immediately if the Participant, whether voluntarily or involuntarily, transfers or assigns it (or any rights in respect of it) or mortgages, charges or otherwise disposes of it or of any rights in respect of it (except as provided in Rule 10.3) or, to the extent permitted by applicable law, is adjudicated bankrupt.

10.5	Except for a transfer in accordance with Rule 7.8.2, Reinvested Purchased Shares shall be Released immediately (and the corresponding Matching Award shall lapse) if the Participant, whether voluntarily or involuntarily, transfers or assigns his Reinvested Purchased Shares (or any rights in respect of them) or mortgages, charges or otherwise disposes of them or any rights in respect of them (except as provided in Rule 10.3) or, to the extent permitted by applicable law, is adjudicated bankrupt.

11.	Exercise of Purchased Awards and Release of Reinvested Purchased Shares

11.1	Subject to Rule 20, each Participant shall be deemed to have exercised his Purchased Award on the last day of the Purchase Period.

11.2	When a Participant exercises a Purchased Award pursuant to any Rule of this Plan, the Purchased Award shall be exercised so as to deliver the maximum number of Purchased Shares subject to the Purchased Award as can be purchased at the Purchase Price using the Participant’s Actual Contributions (converted using the Exchange Rate in effect at that time, if relevant), rounded down to the nearest whole Purchased Share, subject to any other limitations contained in the Plan. To the extent a Purchased Award is not so exercised, it shall lapse.

11.3	Following lapse or exercise of a Purchased Award to any extent, any amount of a Participant’s Actual Contributions not used to exercise his Purchased Award shall be refunded, without interest, to him as soon as practicable (after having been converted using the Exchange Rate in effect at that time, if relevant).

11.4	Subject to Rule 20.3, if a Participant’s Purchased Award lapses without being exercised, his corresponding Matching Award shall also lapse.

11.5	No Purchased Award may be exercised in contravention of the Model Code. If, on any occasion, the exercise of a Purchased Award is restricted by reason of the Model Code, such Purchased Award shall be exercised as soon as practicable after all such restrictions have been lifted and the provisions of this Plan shall be interpreted accordingly.

11.6	Reinvested Purchased Shares shall be Released on the last day of the Purchase Period.

12.	Satisfaction of Purchased Awards and Release of Reinvested Purchased Shares

12.1	As soon as practicable after a Purchased Award has been exercised by a Participant, the Company shall (in each case subject to Rule 16):

12.1.1	in the case of an Option, issue or transfer or procure the issue or transfer to, or to the order of, the Participant, the number of Shares calculated in accordance with Rule 11.2; and

ARM Holdings plc – Rules – Sharematch Plan

12.1.2	in the case of a Phantom Purchased Award, pay or procure the payment to the Participant of the cash sum due to him pursuant to that Phantom Purchased Award as calculated in accordance with Rule 11.2.

12.2	Once Reinvested Purchased Shares have been Released, the Participant shall no longer be required to hold such Reinvested Purchased Shares with any nominee for the purposes of the Plan, subject to Rule 13.7.

13.	Vesting and Exercise of Matching Awards

13.1	Matching Awards shall Vest only subject to and in accordance with the Rules of this Plan and the Letter of Grant.

13.2	No amount shall be payable by a Participant for the acquisition of Shares pursuant to a Matching Award unless, in the case of an Award to subscribe, the Company requires the Participant to pay the aggregate nominal value of the Shares over which the Award Vests or is exercised (or of the Shares to be acquired by him, if less), as appropriate, in which case the Company shall specify the arrangements for collecting such nominal value from the Participant.

13.3	A Matching Award will Vest, at the discretion of the Committee, either:

13.3.1	in one (1) tranche, on the first anniversary of the end of the Purchase Period; or

13.3.2	in two (2) tranches, the first tranche at the end of the Purchase Period and the second tranche on the first anniversary of the end of the Purchase Period.

13.4	If the Matching Award will Vest in two (2) tranches, the Committee will determine the proportion of the Award that will Vest in each tranche.

13.5	Vesting of a Matching Award on the first anniversary of the end of the Purchase Period will be subject to retention by the Participant of his Retained Purchased Shares over the Holding Period.

13.6	Except for a transfer in accordance with Rule 13.7.2, if, at any time before the end of the Holding Period, the Participant does or purports to or instructs another person to transfer (including to the Participant where the Retained Purchased Shares are held in the name of another person), assign, charge or otherwise dispose of, or if any interest in, any of the Retained Purchased Shares corresponding to his Matching Award, then the Matching Award shall immediately lapse.

13.7	In relation to Retained Purchased Shares:

13.7.1	the Participant shall provide such proof of continued ownership of the Retained Purchased Shares over and at the end of the Holding Period as the Company shall at any time request; and

13.7.2	if the Committee so determines, the Participant shall register, transfer or hold (as appropriate) the Retained Purchased Shares in or into the name of a nominee for the duration of the Holding Period (or until the corresponding Matching Award lapses or Vests in accordance with the Rules of this Plan, if earlier) and the Participant shall

ARM Holdings plc – Rules – Sharematch Plan

take such action as is necessary to effect this and give such information and documentation as may be required by the Company in order to evidence it.

13.8	At the end of the Holding Period (or earlier if the corresponding Matching Award lapses or Vests), any Retained Purchased Shares shall be released such that they are no longer subject to the Rules of the Plan.

13.9	Subject to the other provisions of this Rule 13, each tranche of a Matching Award will Vest on the occurrence of the earliest of the following events:

13.9.1	the Vesting Date for that tranche;

13.9.2	the date provided for Vesting of the Matching Award in accordance with Rule 20; or

13.9.3	the date provided for Vesting of the Matching Award in accordance with Rule 21.

13.10	Subject to Rule 15.8, the total number of Matched Shares that a Matching Award shall be capable of delivering on Vesting or exercise, as appropriate, shall be calculated by taking:

13.10.1	the number of Purchased Shares acquired by the Participant following exercise of his Purchased Award; or

13.10.2	the number of Reinvested Purchased Shares held by the Participant (or by a nominee on his behalf) at the end of the Purchase Period (or at such earlier date of Release as is relevant under the Rules of this Plan), multiplied by the Matching Ratio.

13.11	If and to the extent a Matching Award (or part of it) does not Vest pursuant to Rules 13.9 and 13.10, it (or such part of it, as appropriate) shall immediately lapse.

13.12	Each tranche of a Matching Award granted as an Option may be exercised in whole or in part. A Participant may exercise a Matching Award granted as an Option, to the extent that such Option has Vested, at any time during the Exercise Period by giving notice in such form and to such person as determined by the Company.

13.13	To the extent not exercised at the end of the Exercise Period, a Matching Award granted as an Option shall lapse.

13.14	No Matching Award shall Vest or be exercised in contravention of the Model Code. If, on any occasion, the Vesting or exercise of a Matching Award (as appropriate) is restricted by reason of the Model Code, the Award shall be taken to Vest or be exercised (as appropriate) as soon as practicable after all such restrictions have been lifted and the provisions of this Plan shall be interpreted accordingly.

13.15	No fraction of a Matched Share shall be included in any Matching Award which has Vested.

14.	Satisfaction of Matching Awards

14.1	As soon as practicable after a Matching Award has Vested to any extent and, in the case of an Option, been exercised by any Participant, the Company shall (in each case subject to Rule 16):

ARM Holdings plc – Rules – Sharematch Plan

14.1.1	in the case of an Option, issue or transfer or procure the issue or transfer to, or to the order of, the Participant, the number of Shares over which the Matching Award has Vested and been duly exercised on that occasion;

14.1.2	in the case of a Conditional Share Award, issue or transfer or procure the issue or transfer to, or to the order of, the Participant, the number of Shares over which the Matching Award has Vested on that occasion; or

14.1.3	in the case of a Phantom Matching Award, pay or procure the payment to the Participant of the cash sum due to him pursuant to that Phantom Matching Award on that occasion.

15.	Alternative satisfaction of Awards

15.1	Where an Award (other than a Phantom Purchased Award or Phantom Matching Award) has Vested and, in the case of an Option, has been duly exercised, in respect of any number of Shares, and those Shares have not yet been issued or transferred, the Committee may determine that either:

15.1.1	a Group Company shall procure the sale on behalf of the Participant of such Shares and pay to the Participant the net proceeds of sale; or

15.1.2	in substitution for (and satisfaction of) his right to acquire such number of Shares, the Participant shall be paid a cash sum equal to the Cash Equivalent of that number of Shares.

15.2	As soon as reasonably practicable after:

15.2.1	the Shares are sold pursuant to Rule 15.1.1; and/or

15.2.2	a determination has been made under Rule 15.1.2 that a Participant shall be paid a Cash Equivalent in substitution for (and satisfaction of) his right to acquire Shares,

the relevant Group Company shall pay to the Participant or procure the payment to him of that sum in cash (converted using the Exchange Rate in effect at that time, where relevant, and subject to Rule 16) and, in relation to a Purchased Award under 15.1.2, refund any of the Participant’s Actual Contributions then held by any Group Company to him, without interest, as soon as practicable.

15.3	Where relevant, where the Committee makes a determination under Rule 15.1.2, the Participant will not be required to pay any cash amount in respect of the Purchase Price otherwise payable for the exercise of the Option on that occasion.

15.4	In relation to any Award (other than a Phantom Purchased Award or Phantom Matching Award), the Committee may determine in its discretion that the number of Shares subject to such Award shall be reduced (on such basis as it determines appropriate) to take account of the aggregate Purchase Price payable, if relevant, and/or any Tax Liability which may arise, in which case the value of the number of Shares by which the Award is reduced in order to reflect the Tax Liability which may arise (as determined by the Committee based on the Market Value at that time) shall be paid in cash (converted using the Exchange Rate in effect at that time, where relevant) to the

ARM Holdings plc – Rules – Sharematch Plan

Participant as soon as reasonably practicable, subject to any relevant deductions in accordance with Rule 16.1.2.

15.5	If the Shares subject to a Purchased Award are or are to be reduced under Rule 15.4 to take account of the aggregate Purchase Price payable, the Participant will not be required to pay any cash amount in respect of the Exercise Price otherwise payable for the exercise of the Purchased Award on that occasion and the relevant Group Company shall refund any of the Participant’s Actual Contributions then held by any Group Company to him, without interest, as soon as practicable.

15.6	The Committee may determine, in its discretion, that it shall settle the Vesting or exercise of an Award, as appropriate, in whole or in part, by using any combination of the methods set out in this Rule 15.

15.7	If a Participant is required to pay the aggregate nominal value of any Shares to be acquired by him in accordance with Rule 13.2 and/or in relation to a Purchased Award, this may be taken into consideration in the application of this Rule 15 or paid by the Participant in some other way as agreed with the Company.

15.8	If a Participant’s Purchased Award is satisfied in accordance with Rule 15.1 or Rule 15.4, the number of Shares (or ADRs, once converted, if relevant) or amount of cash required to be held as Retained Purchased Shares, shall be calculated as if the Award had been satisfied to the extent originally exercised, rather than as reduced by this Rule 15.

16.	Tax Withholding and Tax Liability

16.1	By participating in the Plan, each Participant:

16.1.1	agrees that he shall be responsible for and shall bear any Tax Liability that may arise and shall reimburse the relevant Group Company (or former Group Company) for any Tax Liability that arises;

16.1.2	agrees that the relevant Group Company (or former Group Company) shall have the right to deduct any amount representing any Tax Liability that arises from any payment of any kind otherwise due to the Participant, including any refund of Actual Contributions, or to make any other arrangements necessary for the Group Company (or former Group Company) to satisfy the Tax Liability; and

16.1.3	authorises any Group Company:

(i)	to sell or procure the sale on his behalf of such number of the Shares he acquires on Vesting or exercise, as appropriate, as the Company deems appropriate to realise net proceeds sufficient to meet any Tax Liability that arises; and

(ii)	to procure payment to the relevant Group Company (or former Group Company) out of the net proceeds of sale of such Shares as mentioned in (i) above (after deduction of all fees, commissions and expenses incurred in relation to such sale) of monies to satisfy any Tax Liability that arises.

ARM Holdings plc – Rules – Sharematch Plan

17.	Issues or Transfers of Shares

17.1	For the purposes of the Plan, Shares may be newly issued Shares, Treasury Shares or Shares transferred by a third party.

17.2	If a Participant requests, some or all of his Purchased Shares and/or Matched Shares may be issued or transferred to a nominee of the Participant, provided that beneficial ownership of the Shares vests in the Participant.

17.3	Certificates (or other evidence of ownership) representing Shares acquired under the Plan may be issued only in the name of the Participant or in the name of a nominee authorised by that Participant.

17.4	No Shares may be issued or transferred in contravention of the Model Code. If on any occasion the issue or transfer of any Shares is restricted by reason of the Model Code, such Shares shall be issued or transferred as soon as practicable after all such restrictions have been lifted.

17.5	All allotments, issues, transfers and sales of Shares will be subject to the Company’s Articles of Association and all applicable rules of any securities exchange on which Shares are listed or traded and any necessary consents or governmental approvals under any relevant enactments or regulations for the time being in force in the UK or elsewhere. A Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent or approval.

17.6	The Company may require, as a condition of any Award or Reinvested Purchased Shares, that the Vesting, exercise or Release be permissible under all applicable laws, including without limitation under the US Securities Act of 1933, as amended, and comply with the requirements of any exchange on which the Shares are then admitted to trading. In connection therewith, the Company may require, as a condition of the effectiveness of the Vesting, exercise or Release (as appropriate), that the Participant shall have made such representations, in a manner satisfactory to the Company, and agreed to such transfer limitations, as the Committee shall reasonably require.

17.7	All Shares issued or transferred pursuant to the Plan shall rank equally in all respects with the Shares then in issue except that:

17.7.1	Shares issued pursuant to the Plan will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment; and

17.7.2	in respect of Shares transferred (including a transfer of Treasury Shares) pursuant to the Plan, a Participant will be entitled only to those rights attaching to Shares by reference to a record date on or after the transfer date.

17.8	Whilst the Shares are listed on the Official List maintained by the Financial Conduct Authority and traded on the London Stock Exchange, the Company will apply for listing of any Shares issued in connection with the Plan as soon as practicable.

ARM Holdings plc – Rules – Sharematch Plan

18.	Lapse or Release

Unless the Committee determines otherwise, an Award shall lapse (in whole or in part, as relevant), and Reinvested Purchased Shares shall be Released, at the earliest of the times providing for lapse under this Plan.

19.	Application of Monies

All monies received or held by any Group Company in connection with the Plan may be combined with other corporate monies and may be used for any corporate purpose.

20.	Cessation of Employment

20.1	Subject to Rule 20.2, if a Participant holding subsisting Awards Leaves for any reason other than death before Purchased Shares are acquired on his behalf pursuant to his Purchased Award:

20.1.1	no further Salary Deductions or deductions from Bonus will be taken;

20.1.2	the Participant may either:

(i)       exercise his Purchased Award in accordance with Rule 11.2; or

(ii)      request that his Actual Contributions are refunded to him, in which case his Purchased Award shall immediately lapse and any Actual Contributions then held by the Company or another Group Company shall be refunded to him, without interest, as soon as practicable, within six (6) months of Leaving (or such other period as determined by the Committee);

20.1.3	unless the Committee determines otherwise, within a period of 30 days after the Participant Leaves, his Matching Award shall lapse 30 days after he Leaves.

20.2	If a Participant holding a subsisting Matching Award Leaves for any reason other than death before his Reinvested Purchased Shares are Released:

20.2.1	his Reinvested Purchased Shares shall be Released immediately; and

20.2.2	unless the Committee determines otherwise, within a period of 30 days after the Participant Leaves, his Matching Award shall lapse 30 days after he Leaves.

20.3	Subject to Rule 20.4, if a Participant holding subsisting Awards dies before Purchased Shares are acquired on his behalf pursuant to his Purchased Award:

20.3.1	no further Salary Deductions or deductions from Bonus will be taken;

20.3.2	his Personal Representatives may either:

(i)       exercise the Purchased Award within twelve (12) months of the date of the Participant’s death (or such other period as determined by the Committee) in accordance with Rule 11.2; or

ARM Holdings plc – Rules – Sharematch Plan

(ii)      request that all the Participant’s Actual Contributions are refunded to them, in which case the Purchased Award shall immediately lapse and any Actual Contributions then held by the Company or another Group Company shall be refunded to them, without interest, as soon as practicable; and

20.3.3	his Matching Award shall Vest immediately, in relation to all tranches, to the extent that the corresponding Purchased Award is duly exercised on that occasion or could have been so exercised if the Personal Representative had chosen to exercise it and, if granted as an Option, shall be exercisable within twelve (12) months of the date of the Participant’s death.

20.4	If a Participant holding a subsisting Matching Award dies before his Reinvested Purchased Shares are Released:

20.4.1	his Reinvested Purchased Shares shall be Released immediately; and

20.4.2	his Matching Award shall Vest immediately, in relation to all tranches and, if granted as an Option, shall be exercisable within twelve (12) months of the date of the Participant’s death.

20.5	Unless the Committee determines otherwise, within a period of 30 days after a Participant Leaves, if a Participant holding a subsisting Matching Award Leaves after Purchased Shares are acquired on his behalf pursuant to his Purchased Award or after his Reinvested Purchased Shares are Released, as appropriate:

20.5.1	subject to Rule 20.5.2, his Matching Award shall lapse at the end of that 30 day period; or

20.5.2	if his reason for Leaving is death, his Matching Award shall Vest immediately, to the extent not already Vested, in relation to all tranches and, if granted as an Option, shall be exercisable within twelve (12) months of the date of the Participant’s death.

20.6	A Matching Award that is subject to Rule 20.1.3, 20.2.2 or 20.5.1 shall not Vest or be exercised within the 30 day period specified in those Rules, but any such purported Vesting or exercise shall be delayed until after the end of that period and:

20.6.1	if the Matching Award lapses, shall be taken never to have happened; or

20.6.2	if the Committee determines that the Matching Award shall not lapse, shall occur in accordance with Rule 20.7.

20.7	Any determination of the Committee pursuant to Rules 20.1.3 or 20.2.2, or Rule 20.5 where the Committee determines that the Matching Award shall not lapse, shall also specify the terms on which such Matching Award shall Vest and, where relevant, be exercised.

20.8	Any Purchased Award, or Matching Award granted as an Option, not duly exercised at the end of the period for exercise under this Rule 20 shall immediately lapse and, in respect of a Purchased Award, any Actual Contributions then held by the Company or another Group Company shall be refunded to the Participant, without interest, as soon as practicable.

ARM Holdings plc – Rules – Sharematch Plan

20.9	To the extent that a Matching Award does not, or will not, Vest under this Rule 20, the Award shall lapse.

20.10	An Award shall be exercised under this Rule 20 by notice given by the Participant in such form and to such person as determined by the Company.

20.11	No Matching Award granted as an Option shall be exercised pursuant to this Rule 20 after the expiry of the Exercise Period.

21.	Corporate Events

21.1	Internal Reorganisation

The following provisions of this Rule 21 shall have effect subject to this Rule 21.1:

21.1.1	If, as a result of the events specified in Rules 21.2 or 21.3, a company will obtain Control of the Company, or a company will become bound or entitled as mentioned in Rule 21.4, then, notwithstanding Rules 21.2, 21.3 or 21.4, if, when the company acquires Control or becomes bound or entitled, the majority of the persons comprising its board are members of the Board of Directors, then an Award will not Vest or become exercisable, and Reinvested Purchased Shares will not be Released, as a result of the operation of Rules 21.2, 21.3 or 21.4 if the Acquiring Company (or another body corporate determined by the Acquiring Company) makes an offer to exchange all subsisting Awards for the grant of New Awards and all Reinvested Purchased Shares for New Reinvested Purchased Shares for the purposes of the Plan, as appropriate, within:

(i)	30 days of the date of change of Control referred to in Rule 21.2;

(ii)	30 days of the Court sanctioning a compromise or arrangement referred to in Rule 21.3; or

(iii)	21 days of the first day of the period during which a person is bound or entitled to acquire Shares referred to in Rule 21.4.

21.1.2	If no offer is made within the period so defined, Rules 21.2, 21.3 and 21.4 shall continue to apply. For the avoidance of doubt this Rule 21.1 does not affect the date the Awards lapse or Reinvested Purchased Shares are Released under Rules 21.2, 21.3 or 21.4.

21.1.3	Where an Acquiring Company (or another body corporate determined by the Acquiring Company) does offer to exchange all Awards and Reinvested Purchased Shares, as appropriate, under this Rule 21.1, unless the Committee determines otherwise (in which case it shall determine whether Awards shall lapse and Reinvested Purchased Shares shall be Released, as appropriate, to the extent not exchanged or whether Rule 21.2, 21.3 or 21.4, as appropriate, shall continue to apply):

(i)       each Participant shall be deemed to accept the New Award that corresponds to his subsisting Award; and

(ii)	in respect of Reinvested Purchased Shares, each Participant shall be deemed to accept that the shares (or American Depositary Receipts, if relevant) he

ARM Holdings plc – Rules – Sharematch Plan

acquires in exchange for his Reinvested Purchased Shares will be held as New Reinvested Purchased Shares (and shall enter into such documentation and/or arrangements as required by the Committee to bring this into effect).

21.2	Takeover

If any person obtains Control of the Company as a result of making:

21.2.1	an offer (whether a general offer or not) to acquire the whole of the issued share capital of the Company (other than that which is already owned by the offeror) which is unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

21.2.2	an offer (whether a general offer or not) to acquire all the shares (other than shares which are already owned by the offeror) in the Company which are of the same class as the Shares,

then the Company shall notify all Participants as soon as is practicable of the offer and:

(i)	subject to Rule 21.7.5, any subsisting Purchased Award, or subsisting Matching Award granted as an Option, may be exercised (but so that exercise shall be conditional upon Control being obtained) from the date of the receipt of that notification up to the expiry of a period ending six months from the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied. Subject to Rule 21.7.6, at the end of this six-month period a Purchased Award, or Matching Award granted as an Option, to the extent not exercised, shall lapse;

(ii)	any subsisting Conditional Share Award or Phantom Matching Award shall Vest on the date that Control is obtained; and

(iii)	any Reinvested Purchased Shares shall be Released on the date that Control is obtained.

21.3	Compromise or Arrangement

If under any statute or order governing company takeovers, reconstructions, liquidations or amalgamations, it is proposed that the relevant legal authority (the “Court”) sanctions a compromise or arrangement in relation to the Company or likely to affect or apply to Shares, then the Company shall give notice to all Participants at the same time as it sends notices to members of the Company calling the meeting to consider such a compromise or arrangement and:

21.3.1	subject to Rule 21.7.5, any subsisting Purchased Award, or subsisting Matching Award granted as an Option, may be exercised (but so that exercise shall be conditional on such compromise or arrangement being sanctioned by the Court and becoming effective) from the date of the receipt of that notification up to the later of the expiry of six months from the date of such notice or the expiry of six months from the date on which the Court sanctions such compromise or arrangement. Subject to Rule 21.7.6, at the end of the relevant period a Purchased Award, or Matching Award granted as an Option, to the extent not exercised, shall lapse;

ARM Holdings plc – Rules – Sharematch Plan

21.3.2	any subsisting Conditional Share Award or Phantom Matching Award shall Vest on the later of the date the Court sanctions the compromise or arrangement and the date it becomes effective; and

21.3.3	any Reinvested Purchased Shares shall be Released on the later of the date the Court sanctions the compromise or arrangement and the date it becomes effective.

If the Shares acquired on the Vesting or exercise (as appropriate) of an Award are not subject to such compromise or arrangement, then the Participant shall transfer or otherwise deal with the Shares acquired by him so as to place him in the same position (so far as possible) as would have been the case if such Shares had been subject to such compromise or arrangement.

21.4	Bound or Entitled

If any person becomes bound or entitled to acquire Shares under any statute or order governing company takeovers, reconstructions, liquidations or amalgamations then:

21.4.1	subject to Rule 21.7.5, any subsisting Purchased Award, or subsisting Matching Award granted as an Option, may be exercised at any time when that person remains so bound or entitled and, subject to Rule 21.7.6, at the end of this period, a Purchased Award, or Matching Award granted as an Option, to the extent not exercised, shall lapse;

21.4.2	any subsisting Conditional Share Award or Phantom Matching Award shall Vest on the date when such person becomes so bound or entitled; and

21.4.3	any Reinvested Purchased Shares shall be Released on the date when such person becomes so bound or entitled.

21.5	Rollover

If as a result of the events specified in Rules 21.2 or 21.3 a company has obtained Control of the Company, or a company has become bound or entitled as mentioned in Rule 21.4, the Participant may, if that company so agrees, release any subsisting Award he holds in consideration for the grant of a New Award or agree to the shares (or American Depositary Receipts, where relevant) he acquires in exchange for his Reinvested Purchased Shares being held as New Reinvested Purchased Shares (in which case he shall enter into such documentation and/or arrangements as required by the Committee to bring this into effect), as appropriate.

21.6	Winding-up

If notice is duly given of a general meeting at which a resolution will be proposed for the voluntary winding-up of the Company, then the Company shall notify all Participants as soon as is practicable and:

21.6.1	any subsisting Purchased Award, or subsisting Matching Award granted as an Option, may be exercised (but so that exercise shall be conditional upon such resolution being passed) from the date of receipt of such notification until the resolution is duly passed or defeated or the general meeting is concluded or adjourned, whichever shall first

ARM Holdings plc – Rules – Sharematch Plan

occur. Subject to Rule 21.7.6, immediately after such a resolution is passed a Purchased Award, or Matching Award granted as an Option, to the extent not exercised, shall lapse;

21.6.2	any subsisting Conditional Share Award or Phantom Matching Award shall Vest upon such resolution being passed; and

21.6.3	any Reinvested Purchased Shares shall be Released upon such resolution being passed.

21.7	General

21.7.1	A Purchased Award exercised in accordance with this Rule 21 shall be:

(i)       exercised in accordance with Rule 11.2; and

(ii)      exercised by notice given by the Participant in such form and to such person as determined by the Company.

21.7.2	If a Purchased Award lapses, and/or there is any balance in cash, following the application of this Rule 21, any Actual Contributions then held by the Company or another Group Company shall be refunded to the Participant, without interest, as soon as practicable (except where the Purchased Award is to be released in consideration of the grant of a New Award).

21.7.3	Subject to Rule 21.7.4, a Matching Award that Vests in accordance with this Rule 21, shall Vest, in relation to all tranches in accordance with Rule 13.10.

21.7.4	A Matching Award corresponding to Reinvested Purchased Shares, that Vests in accordance with this Rule 21, shall Vest in relation to all tranches in accordance with Rule 13.10.

21.7.5	If as a result of the events specified in Rules 21.2 or 21.3 a person has obtained Control of the Company, or if a person has become bound or entitled as mentioned in Rule 21.4, the Committee shall be entitled at any time to specify that all subsisting Purchased Awards, and subsisting Matching Awards granted as Options, shall lapse and cease to be exercisable at the end of a period of not less than 30 days by notice to the Participants to this effect. At the end of the period so specified such an Award shall lapse and cease to be exercisable, to the extent unexercised.

21.7.6	Purchased Awards, or Matching Awards granted as Options, whether or not exercisable prior to or as a result of the occurrence of an event specified in Rules 21.2, 21.3, 21.4 or 21.6 shall, if an event so specified occurs, lapse in accordance with the relevant sub-rule of this Rule 21 or, if earlier, as determined by any other provision of these Rules dealing with the time of lapse. Where prior to the date such an Award lapses there occurs one or more further events specified in Rules 21.2, 21.3, 21.4 or 21.6 the Award shall lapse on the earlier of the date determined by the preceding part of this Rule 21.7.6 and the date of lapse relevant to the further event or events.

ARM Holdings plc – Rules – Sharematch Plan

21.7.7	For the purposes of this Rule 21 a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

21.7.8	A New Award and any New Reinvested Purchased Shares shall not Vest, become exercisable or be Released, as appropriate, by virtue of the event pursuant to which they came into existence. A New Award or New Reinvested Purchased Shares shall be evidenced by a document which shall import the relevant provisions of these Rules, subject only to such amendments as the Committee considers are necessary or appropriate to reflect the change in identity of the company in respect of whose shares the New Award subsists or in respect of which the Reinvested Purchased Shares exist, and similar consequential changes.

21.7.9	No Purchased Award shall be exercised or Reinvested Purchased Shares Released pursuant to this Rule 21 after the last day of the Purchase Period. If any condition on exercise or Release, as appropriate, that arises under this Rule 21 has not been satisfied by the last day of the Purchase Period, unless the Committee determines that Rule 11.1 shall apply instead, such condition shall be deemed not satisfied and such Award shall lapse or Reinvested Purchased Shares shall be Released, as appropriate, and the corresponding Matching Award shall lapse, on that date.

21.7.10	If the Committee so determines, no Salary Deductions or deductions from a Participant’s Bonus shall be made after notice has been given under Rule 21.2 or 21.3 or where a person first becomes bound or entitled under Rule 21.4.

21.7.11	No Matching Award granted as an Option shall be exercised pursuant to this Rule 21 after the expiry of the Exercise Period.

22.	Variation of Share Capital

22.1	In the event of any variation of the share capital of the Company, including, but without prejudice to the generality of the preceding words, any capitalisation, rights issue, open offer, consolidation, sub-division, reduction of capital, and/or in the event of a special dividend or distribution in specie (including a demerger in the form of a distribution in specie) or other demerger in whatever form the number of Purchased Shares and/or Matched Shares subject to any Award, the number of Shares (or ADRs, where relevant) to be held as Reinvested Purchased Shares and the Purchase Price (if applicable) may be adjusted by the Committee in such manner as is, in its opinion, fair and reasonable provided that the Purchase Price for a Share subject to a Purchased Award to subscribe is not reduced below its nominal value unless (and to the extent that) the Board of Directors gives an Undertaking.

22.2	A variation pursuant to Rule 22.1 shall be deemed to be effective from the record date at which the respective variation applied to other shares of the same class as the Purchased Shares and/or Matched Shares. Any Awards which have Vested or been exercised (as appropriate) within the period from the record date to the date when the Awards are adjusted shall be treated as having Vested or been exercised (as appropriate) with the benefit of the variation.

22.3	The Company shall take such steps as the Committee considers necessary to notify Participants of any adjustment made under Rule 22.1.

ARM Holdings plc – Rules – Sharematch Plan

22.4	In the event of any other change affecting the Shares, such adjustment may be made as shall be deemed equitable by the Committee to give proper effect to such event.

23.	Amendments

23.1	The Board of Directors or the Committee may at any time, and from time to time, amend the Plan except that without the prior approval of the shareholders of the Company, no amendment shall be made altering to the advantage of any Participant (except for minor amendments to benefit the administration of the Plan, to take account of a change in the legislation or developments in the law affecting the Plan, or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or for any Group Company) the persons to whom or for whom Shares and any other benefits are provided under the Plan; the limitations on the number of Shares subject to the Plan; the maximum entitlement of any Participant; and the basis for determining a Participant’s entitlement to Shares and any other benefits and for any adjustment under Rule 22.

23.2	Notwithstanding Rule 23.1, the Committee shall have authority to amend the terms of any Award and any Reinvested Purchased Shares without the consent of the Participant in any manner whatsoever to the extent that it deems it necessary or desirable to procure or attempt to procure that the Award and any Reinvested Purchased Shares are not and/or do not become subject to any additional excise tax, interest and/or penalties under Section 409A of the Code.

23.3	If any provision of the Plan and/or the terms of any Reinvested Purchased Shares and/or the terms of any Award or prospective Award granted or proposed to be granted to a Participant or proposed Participant who is subject to taxation under the Code or is likely to become so would or might contravene any US regulations or US treasury guidance promulgated under or in relation to Section 409A of the Code, or would or might cause such Reinvested Purchased Shares and/or such Award or prospective Award to be subject to the additional excise tax, interest and/or penalties under Section 409A of the Code, such provisions of the Plan applicable to the affected Reinvested Purchased Shares and/or Award and/or the terms of any Reinvested Purchased Shares and/or the terms of a subsisting Award and/or the terms of a prospective Award which it is considered may be or may become subject to taxation under the Code shall be automatically modified or modified in order to maintain to the maximum extent practicable, the original intention of the Plan and/or the terms of the Reinvested Purchased Shares and/or subsisting or other Award without violating the provisions of Section 409A of the Code PROVIDED first, that such modifications would not themselves cause a breach of the Code and secondly that the terms of the Plan and/or the relevant Reinvested Purchased Shares and/or Award will not, as a result, be materially more advantageous to the affected Participant or potential Participant than would otherwise be permitted.

24.	Relationship with Contract of Employment

24.1	This Rule 24 applies during an Employee’s employment and after the termination of an Employee’s employment, whether or not the termination is lawful.

24.2	Nothing in the Rules or the operation of the Plan forms part of the contract of employment of an Employee (or former Employee). The rights and obligations arising from the employment relationship between the Employee (or former Employee) and the relevant Group Company (or former Group Company) are separate from, and are not affected by, the Plan. Participation in

ARM Holdings plc – Rules – Sharematch Plan

the Plan does not create any right to, or expectation of, continued employment and is not a pensionable benefit.

24.3	No Employee has a right to participate in the Plan. The existence of a contract of employment with any Group Company does not give an Employee (or former Employee) any right or entitlement to participate on a particular basis or at all. Participation in the Plan, the reinvestment of Reinvested Purchased Shares or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan, the reinvestment of Reinvested Purchased Shares or the grant of Awards on the same basis, or at all, in any future year. Even repeated participation in the Plan shall not create future entitlements to participate at all.

24.4	The terms of the Plan do not entitle an Employee (or former Employee) to the exercise of any discretion in his favour.

24.5	An Employee (or former Employee) will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the Employee (or former Employee) even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee (or former Employee) and his employer (or former employer).

24.6	No Employee (or former Employee) has any right (or additional right) to compensation or damages for any loss or potential loss in relation to the Plan, including any loss in relation to:

24.6.1	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

24.6.2	any exercise of a discretion or a decision taken in relation to Reinvested Purchased Shares and/or an Award or to the Plan, or any failure to exercise a discretion or take a decision; and/or

24.6.3	the operation, suspension, termination or amendment of the Plan.

24.7	By participating in the Plan, an Employee (or former Employee) waives any and all rights to compensation and damages in connection with the Plan (including, in particular, those described in Rule 24.6) in consideration for, and as a condition of, participation in the Plan.

25.	Data Protection

25.1	By participating in the Plan, an Employee or a Participant consents to the collection, holding, processing and transfer of personal data provided by the Employee or Participant to any Group Company, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to:

25.1.1	administering and maintaining Participant accounts and Participant (and Employee) records;

25.1.2	implementing, administering and managing the Plan and the reinvestment of Reinvested Purchased Shares and the grant of Awards and acquisition of Shares or receipt of cash pursuant to Awards;

ARM Holdings plc – Rules – Sharematch Plan

25.1.3	providing information to Group Companies, the trustee of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

25.1.4	providing information to future purchasers of any Group Company or the business in which the Employee or Participant works;

25.1.5	transferring information about the Employee or Participant to a country or territory that may not provide the same statutory protection for the information as the Employee or Participant’s home country; and

25.1.6	providing information to HM Revenue & Customs or an equivalent overseas tax authority.

25.2	For the purposes of this Rule 25, “personal data” shall mean, in relation to an Employee or Participant, his name, home address, email address, telephone number, date of birth, National Insurance Number (or equivalent), bank details, details of all rights to acquire Shares or other securities or cash granted to such person and of Shares or other securities issued or transferred to such person (or to his order) or cash paid to such person or other participation pursuant to this Plan and any other personal information which could identify such person and is necessary for the operation or administration of this Plan.

26.	Notices

26.1	Except as otherwise provided in this Plan, any notice or other communication under or in connection with the Plan may be given by any person to an Employee or Participant personally or sent by post to the Employee’s or Participant’s work or home address (as last known by the sender to be the Employee’s or Participant’s address) or given electronically and, subject to Rule 26.4, any notice or other communication given in accordance with this Rule 26.1 shall be deemed to have been given:

26.1.1	upon delivery if given personally;

26.1.2	after 48 hours if sent by post (72 hours if overseas); or

26.1.3	at the time of transmission if given electronically.

26.2	Any notice or other communication sent to an Employee or Participant shall be deemed to have been duly given notwithstanding that such Employee or Participant is then deceased (and whether or not any Group Company has notice of his death), except where the Employee’s or Participant’s Personal Representative has supplied to the Company an alternative address to which documents are to be sent.

26.3	Any notice or other communication to be given under or in connection with the Plan may be given to the Company or another Group Company (as appropriate) or other such person as may be nominated from time to time by the Company or relevant Group Company (as appropriate) personally or sent by post or facsimile transmission or given electronically but shall not in any event be duly given unless it is in the form specified and actually received (or, in the case of an email, opened) by the secretary of the Company or Group Company (as appropriate) or such other person as may be nominated by them from time to time.

ARM Holdings plc – Rules – Sharematch Plan

26.4	For the purposes of the Plan, an email shall be treated as not having been duly sent or received if the recipient of the email notifies the sender that it has not been opened because it contains, or is accompanied by a warning or caution that it could contain or be subject to, a virus or software which could alter, damage or interfere with any computer software or email.

26.5	References in these Rules to notices or other communications being given electronically include those:

26.5.1	sent by SMS text message (to the telephone number last known by the sender to be the person’s telephone number);

26.5.2	sent by email (to the address last known by the sender to be the person’s email address); and

26.5.3	posted on an internal/external portal to which the Employee or Participant has access.

27.	Stamp Duty

Any UK stamp duty or stamp duty reserve tax payable in respect of a transfer of Shares to, or to the order of a Participant, pursuant to the Plan (other than stamp duty or stamp duty reserve tax payable on a sale of Shares at the direction of the Participant or pursuant to Rule 16) shall be paid by the Company or another Group Company.

28.	Currency Conversion and Transfer

No member of the Group shall be liable for any loss suffered by a Participant due to movements in currency exchange rates or due to any charges imposed by a bank in relation to the conversion or transfer of monies.

29.	Third Party Rights

Except as otherwise expressly stated, neither this Plan nor the reinvestment of Reinvested Purchased Shares nor the grant of any Award nor the UK Contracts (Rights of Third Parties) Act 1999, nor any equivalent statutory provision of any other relevant jurisdiction, shall give any third party any rights under the Plan or in respect of any Reinvested Purchased Shares or any Award and that Act (and any such equivalent provision) shall not apply to this Plan or to the terms of any Reinvested Purchased Shares or Awards granted under it.

30.	Provisions of the Plan

30.1	Unless the Committee determines otherwise, if any provision of the Plan is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, for the purposes of that jurisdiction:

30.1.1	such provision shall be considered severed; and

30.1.2	the remainder of the provisions of the Plan shall continue in full force and effect as if the Plan had been established with the invalid, illegal or unenforceable provision eliminated.

ARM Holdings plc – Rules – Sharematch Plan

31.	Termination of the Plan

No Award may be granted or Shares (or ADRs) invested as Reinvested Purchased Shares after the tenth anniversary of the approval of the Plan by shareholders of the Company but the Plan may be terminated at any earlier time by the Board of Directors or the Committee. Any rights of Participants then subsisting shall remain in force.

32.	Governing Law and Jurisdiction

32.1	The Plan, any Reinvested Purchased Shares and any Award shall be governed by and construed in all respects in accordance with the laws of England and Wales.

32.2	The courts of England and Wales shall have jurisdiction in respect of any claims, disputes or differences arising under or in connection with the Plan, any Reinvested Purchased Shares or any Award.

32.3	In relation to the Plan and any documentation relating to or concerning it, the English language versions of the documents will prevail, so that if there is any conflict between the terms or provisions of a document in English and the same document in another language, the document in English will take precedence.

ARM Holdings plc – Rules – Sharematch Plan